Exhibit 10.1

Otis Worldwide Corporation One Carrier Place Farmington, CT 06032

Anurag Maheshwari
Singapore

June 23, 2022

Dear Anurag:

I am pleased to offer you the position of Executive Vice President & Chief Financial Officer of Otis Worldwide Corporation, effective August 12, 2022, reporting to me. You can be based in Connecticut, Florida or another mutually acceptable location.

In connection with this appointment, your total rewards package will include:

•	Membership in Otis’ Executive Leadership Group (ELG), comprised of our most senior leaders.

•	A base salary of $725,000 per year, effective August 12th. Your base salary will be reviewed annually.

•
Continued participation in our Short-Term Incentive (STI) program with a target annual STI opportunity of 100% of your base salary. Your 2022 STI target opportunity will be prorated based on the effective date of your appointment.

•
Continued participation in our Long-Term Incentive (LTI) program. Your 2023 equity award will have a target value of at least $2,500,000. Annual grant values may vary from year-to-year, based on individual and Otis performance.

•	Relocation assistance to aid in the establishment of a permanent residence in the United States.

•	Participation in our Executive Lease Vehicle Program (ELVP).

•	Eligibility to participate in Otis Choice, our flexible benefits plan which includes medical, dental, life insurance, disability, and other benefits for you and your eligible dependents.

•
Participation in our Retirement Savings Plan, which currently offers matching contributions (60% of your contributions up to 6% of your eligible pay) and age-graded company retirement contributions (from 3-5.5% of your eligible pay).

•
Eligibility to participate in our Savings Restoration Plan (SRP) and Company Automatic Contribution Excess Plan (CACEP). These non-qualified deferred compensation plans allow you to continue to receive Retirement Savings Plan matching (through the SRP) and age-graded company retirement contributions (through the CACEP) if you exceed the IRS compensation and contribution limits under the Retirement Savings Plan.

•
Eligibility to participate in our Deferred Compensation Plan (DCP) and LTIP Performance Share Unit Deferral Plan, which provide executives with the opportunity to elect to defer the receipt and taxation of a portion of their base salary, STI and/or PSUs.

•	Coverage under the ELG Severance Plan and the Change in Control Severance Plan.

This offer is conditional on your execution of the ELG Restrictive Covenant agreement. Your employment with Otis is “at will,” which means that both you and Otis can terminate your employment at any time for any reason, with or without cause, and with or without notice.

Anurag, I look forward to working with you in your new role at Otis. Please acknowledge your acceptance of our offer by signing the acceptance confirmation below and emailing it to me.

If you have any questions, please do not hesitate to contact me.

Sincerely,

Judy Marks
Chair, Chief Executive Officer and President

Accepted and Agreed,

Anurag Maheshwari	Date